PRESS RELEASE

Clorox Reports Q1 Fiscal Year 2019 Results, Updates FY19 Outlook

OAKLAND, Calif., Oct. 31, 2018 – The Clorox Company (NYSE:CLX) reported sales growth of 4 percent and an 11 percent increase in diluted net earnings per share from continuing operations (diluted EPS) for its first quarter of fiscal year 2019, which ended Sept. 30, 2018.

“I’m pleased that we delivered a solid first quarter with strong sales and earnings growth,” said Clorox Chair and CEO Benno Dorer. “We’re sustaining sales momentum behind superior consumer value supported by innovation. What’s more, our pricing actions and cost savings initiatives are helping us counter stronger near-term cost and currency pressures. In the face of these headwinds, we won't compromise on continued investments in our 2020 Strategy to ensure the health of our business and our ability to provide long-term shareholder value.”

All results in this press release are reported on a continuing operations basis, unless otherwise stated.

Fiscal First-Quarter Results

Following is a summary of key first-quarter results. All comparisons are with the first quarter of fiscal year 2018, unless otherwise stated.

●	4% sales growth
●	$1.62 diluted EPS (11% growth)

Sales increased 4 percent, which includes 2 points of negative impact from unfavorable foreign currency headwinds and 3 points of benefit from the Nutranext acquisition net of the Aplicare divestiture. First-quarter volume also grew strongly in line with sales.

The company’s first-quarter gross margin decreased 150 basis points to 43.4 percent from 44.9 percent in the year-ago quarter. The decrease in gross margin was driven primarily by higher manufacturing and logistics costs as well as unfavorable commodity costs. These factors were partially offset by the benefits of cost savings and price increases.

Clorox delivered earnings from continuing operations of $210 million, or $1.62 diluted EPS — an 11 percent increase in diluted earnings per share — compared to $192 million, or $1.46 diluted EPS, in the year-ago quarter. Diluted EPS results were driven primarily by a lower effective tax rate, reflecting the benefit of U.S. tax reform, as well as higher sales and the benefit of cost savings, partially offset by higher manufacturing and logistics costs and unfavorable commodity costs.

First-quarter net cash provided by continuing operations was $259 million, which is flat compared to the year-ago quarter.

Key Segment Results

Following is a summary of key first-quarter results from continuing operations by reportable segment. All comparisons are with the first quarter of fiscal year 2018, unless otherwise stated.

Cleaning
(Laundry, Home Care, Professional Products)

●	2% sales increase
●	5% pretax earnings increase

Segment sales growth was driven by Home Care behind strength in a number of Clorox®-branded products, including the Scentiva® innovation. The August 2017 Aplicare divestiture reduced segment sales by about 1 point. Excluding the negative impact of Aplicare, the Professional Products business delivered strong sales growth. Pretax earnings growth was driven primarily by higher sales and cost savings, partially offset by higher manufacturing and logistics costs and unfavorable commodity costs.

Household
(Bags and Wraps, Charcoal, Cat Litter, Digestive Health)

●	Flat sales
●	19% pretax earnings decrease

Segment sales were flat, reflecting double-digit sales gains in Cat Litter behind the benefit of price increases and Fresh Step Clean Paws® innovation, which were offset by a double-digit decrease in Charcoal due to lower consumption as well as decreases in Bags and Wraps due to lower merchandising activity for food storage products. Lower pretax earnings were driven primarily by higher manufacturing and logistics costs as well as higher commodity costs, which were partially offset by the benefit of cost savings.

Lifestyle
(Dressings and Sauces, Water Filtration, Natural Personal Care, Dietary Supplements)

●	26% sales increase
●	3% pretax earnings decrease

Segment sales gains came mainly from the Nutranext business, which was acquired in April 2018. All the other business units, including Dressings and Sauces, Water Filtration and Natural Personal Care, also contributed to segment sales growth. Pretax earnings were down due mainly to higher manufacturing and logistics costs, partially offset by higher sales.

International
(Sales outside of the U.S.)

●	5% sales decrease
●	22% pretax earnings increase

Segment sales decreased, as the benefit of price increases and volume growth from innovation were more than offset by the 12 points of negative impact from unfavorable foreign currency exchange rates, mainly from the significant currency devaluation of the Argentine peso. As the company continues to emphasize its Go Lean strategy in International, pretax earnings growth was driven largely by the benefit of price increases and cost savings, partially offset by the impact of unfavorable foreign currency exchange rates.

Clorox Updates Fiscal Year 2019 Outlook

●	2% to 4% sales growth (unchanged)
●	$6.20 to $6.40 diluted EPS range (previously $6.32 to $6.52)

Clorox continues to anticipate sales growth in the range of 2 to 4 percent, driven by continued strong innovation, which is expected to deliver about 3 percentage points of growth, as well as about 2.5 percentage points of combined impact from the Nutranext acquisition and Aplicare divestiture. These factors are expected to be partially offset by about 2 percentage points from unfavorable foreign currency exchange rates.

Clorox now expects gross margin to be about flat in fiscal year 2019, reflecting the benefits of price increases and strong cost savings, offset by stronger negative impacts from foreign currency exchange rates and cost pressures.

Advertising and sales promotion spending is still expected to be about 10 percent of sales, reflecting the company’s continued commitment to investing behind its brands.

Clorox continues to anticipate selling and administrative expenses to be at about 14 percent of sales, reflecting more normalized performance-based employee incentive compensation costs as well as costs related to the Nutranext acquisition.

The company’s effective tax rate is still expected to be in the range of 23 to 24 percent.

Based on lower-than-expected activity in the first quarter against Clorox’s previously announced stock repurchase program of up to $2 billion, the company now expects to repurchase fewer shares than previously anticipated in fiscal year 2019.

Net of all these factors, Clorox now anticipates fiscal year 2019 diluted EPS from continuing operations to be in the range of $6.20 to $6.40, primarily reflecting the company’s updated expectations for share repurchases and to a lesser extent more pronounced foreign currency and cost pressures. Fiscal year diluted EPS also continues to include about 8 to 12 cents of dilution related to the Nutranext acquisition.

“The change in our EPS outlook is largely driven by our expectation for fewer share repurchases and to a smaller degree the impact of stronger foreign currency and cost pressures,” said Chief Financial Officer Kevin Jacobsen. “We believe we’re taking the right steps, including additional cost-justified pricing actions in Argentina and leaning into cost savings programs, to address these incremental near-term headwinds. Importantly, we remain on track to grow gross margin in the back half of the fiscal year. We’re especially pleased that, given our continued topline momentum, we are able to maintain our sales outlook for fiscal year 2019.”

For More Detailed Financial Information

Visit the company’s Financial Information: Quarterly Results section of the company’s website at TheCloroxCompany.com for the following:

●	Supplemental unaudited volume and sales growth information
●	Supplemental unaudited gross margin driver information
●	Supplemental unaudited reconciliation of earnings from continuing operations before interest and taxes (EBIT) and earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA)
●	Supplemental unaudited balance sheet and cash flow information and free cash flow reconciliation

Note: Percentage and basis-point changes noted in this press release are calculated based on rounded numbers, except for per-share data and the effective tax rate. Supplemental materials are available in the Financial Information: Quarterly Results section of the company’s website at TheCloroxCompany.com.

The Clorox Company

The Clorox Company (NYSE: CLX) is a leading multinational manufacturer and marketer of consumer and professional products with approximately 8,700 employees worldwide and fiscal year 2018 sales of $6.1 billion. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products; Pine-Sol® cleaners; Liquid Plumr® clog removers; Poett® home care products; Fresh Step® cat litter; Glad® bags, wraps and containers; Kingsford® charcoal; Hidden Valley® dressings and sauces; Brita® water-filtration products; Burt's Bees® natural personal care products; RenewLife® digestive health products; and Rainbow Light®, Natural Vitality® and Neocell® dietary supplements. The company also markets brands for its industry-leading healthcare and commercial cleaning products under the CloroxPro® name. More than 80 percent of the company's sales are generated from brands that hold the No. 1 or No. 2 market share positions in their categories.

Clorox is a signatory of the United Nations Global Compact, a community of global leaders committed to sustainability. The company has been broadly recognized for its corporate responsibility efforts, included on CR Magazine's 2018 100 Best Corporate Citizens list, Barron’s 2018 100 Most Sustainable Companies, the Human Rights Campaign’s 2018 Corporate Equality Index and the first sector-neutral Bloomberg Gender Equality Index in 2018, among others. In support of its communities, The Clorox Company and its foundations contributed about $20 million in combined cash grants, product donations and cause marketing in fiscal year 2018. For more information, visit TheCloroxCompany.com, including the Good Growth blog, and follow the company on Twitter at @CloroxCo.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements involve risks and uncertainties. Except for historical information, statements about future volumes, sales, foreign currencies, costs, cost savings, margins, earnings, earnings per share, including as a result of the Nutranext acquisition, diluted earnings per share, foreign currency exchange rates, tax rates, cash flows, plans, objectives, expectations, growth or profitability are forward-looking statements based on management’s estimates, beliefs, assumptions and projections. Words such as “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “predicts,” and variations on such words, and similar expressions that reflect our current views with respect to future events and operational, economic and financial performance are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2018, as updated from time to time in the Company’s Securities and Exchange Commission filings. These factors include, but are not limited to: intense competition in the Company’s markets; the impact of the changing retail environment, including the growth of e-commerce retailers, hard discounters and other alternative retail channels; volatility and increases in commodity costs such as resin, sodium hypochlorite and agricultural commodities, and increases in energy, transportation or other costs; the ability of the Company to drive sales growth, increase price and market share, grow its product categories and manage favorable product and geographic mix; dependence on key customers and risks related to customer consolidation and ordering patterns; risks related to the Company’s use of and reliance on information technology systems, including potential security breaches, cyber-attacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or Company information, or service interruptions; the Company’s ability to maintain its business reputation and the reputation of its brands; risks relating to acquisitions, new ventures and divestitures, and associated costs, including the potential for asset impairment charges related to, among others, intangible assets and goodwill; and the ability to complete announced transactions and, if completed, integration costs and potential contingent liabilities related to those transactions, including those related to the Nutranext acquisition; lower revenue or increased costs resulting from government actions and regulations; the ability of the Company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity and as a result of the Nutranext acquisition; worldwide, regional and local economic and financial market conditions; risks related to international operations and international trade, including political instability; government-imposed price controls or other regulations; foreign currency fluctuations, including devaluations, and foreign currency exchange rate controls, including periodic changes in such controls; changes in U.S. immigration or trade policies, including tariffs, labor claims, labor unrest and inflationary pressures, particularly in Argentina; potential negative impact and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; and the possibility of nationalization, expropriation of assets or other government action; the ability of the Company to innovate and to develop and introduce commercially successful products; the impact of product liability claims, labor claims and other legal or tax proceedings, including in foreign jurisdictions; the ability of the Company to implement and generate cost savings and efficiencies; the success of the Company’s business strategies; risks related to additional increases in the estimated fair value of The Procter & Gamble Company’s (P&G’s) interest in the Glad® business such as the significant increase over fiscal year 2018 primarily due to the Tax Cuts and Jobs Act (Tax Act) and the extension of the venture agreement with, and the related R&D support provided by, P&G; the Company’s ability to attract and retain key personnel; supply disruptions and other risks inherent in reliance on a limited base of suppliers; environmental matters, including costs associated with the remediation and monitoring of past contamination, and possible increases in costs resulting from actions by relevant regulators, and the handling and/or transportation of hazardous substances; the impact of natural disasters, terrorism and other events beyond the Company’s control; the Company’s ability to maximize, assert and defend its intellectual property rights; any infringement or claimed infringement by the Company of third-party intellectual property rights; risks related to the effects of the Tax Act on the Company as the Company continues to assess and analyze such effects as well as its current interpretation, assumptions and expectations relating to the Tax Act, and the possibility that the financial impact of the Tax Act on the Company may be materially different from the Company's current estimates based on the Company's actual results for future periods, the Company's further assessment and analysis of the Tax Act, any additional Congressional, administrative or other actions, or other guidance related to the Tax Act and any actions that the Company may take as a result of the Tax Act; uncertainties relating to tax positions, tax disputes and changes in the Company’s tax rate; the effect of the Company’s indebtedness and credit rating on its business operations and financial results; the Company’s ability to pay and declare dividends or repurchase its stock in the future; the Company’s ability to maintain an effective system of internal controls; the impacts of potential stockholder activism; the accuracy of the Company’s estimates and assumptions on which its financial projections are based; and risks related to the Company’s discontinuation of operations in Venezuela.

The Company’s forward-looking statements in this press release are based on management’s views, beliefs, assumptions and expectations regarding future events and speak only as of the dates when made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Media Relations

Naomi Greer 510-271-7892, naomi.greer@clorox.com

Aileen Zerrudo 510-271-3075, aileen.zerrudo@clorox.com

Investor Relations

Lisah Burhan 510-271-3269, lisah.burhan@clorox.com

Joel Ramirez 510-271-3012, joel.ramirez@clorox.com

For recent presentations made by company management and other investor materials, visit Investor Events on the company’s website.

Condensed Consolidated Statements of Earnings
Dollars in millions, except share and per share data

	Three Months Ended
	9/30/2018	9/30/2017
	(Unaudited)	(Unaudited)
Net sales	$1,563	$1,500
Cost of products sold	885	827
Gross profit	678	673

Selling and administrative expenses	212	204
Advertising costs	139	134
Research and development costs	32	32
Interest expense	24	21
Other (income) expense, net	3	3
Earnings from continuing operations before income taxes	268	279
Income taxes on continuing operations	58	87
Earnings from continuing operations	210	192
Earnings (losses) from discontinued operations, net of tax	-	-
Net earnings	$210	$192

Net earnings (losses) per share
Basic
Continuing operations	$1.65	$1.49
Discontinued operations	-	-
Basic net earnings per share	$1.65	$1.49

Diluted
Continuing operations	$1.62	$1.46
Discontinued operations	-	-
Diluted net earnings per share	$1.62	$1.46

Weighted average shares outstanding (in thousands)
Basic	127,803	129,019
Diluted	129,946	131,509

Reportable Segment Information (Unaudited)
Dollars in millions

				Earnings (losses) from continuing operations
	Net sales			before income taxes
	Three Months Ended			Three Months Ended
	9/30/2018	9/30/2017	% Change (1)	9/30/2018	9/30/2017	% Change (1)
Cleaning	$571	$559	2%	$180	$172	5%
Household	442	441	0%	59	73	-19%
Lifestyle	309	246	26%	62	64	-3%
International	241	254	-5%	28	23	22%
Corporate	-	-	-	(61)	(53)	15%
Total	$1,563	$1,500	4%	$268	$279	-4%

(1) Percentages based on rounded numbers.

Condensed Consolidated Balance Sheets
Dollars in millions

	9/30/2018	6/30/2018	9/30/2017
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$162	$131	$468
Receivables, net	568	600	531
Inventories, net	519	506	462
Prepaid expenses and other current assets	68	74	59
Total current assets	1,317	1,311	1,520

Property, plant and equipment, net	988	996	934
Goodwill	1,602	1,602	1,203
Trademarks, net	794	795	654
Other intangible assets, net	131	134	66
Other assets	226	222	223
Total assets	$5,058	$5,060	$4,600

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$280	$199	$13
Current maturities of long-term debt	-	-	400
Accounts payable and accrued liabilities	947	1,001	912
Income taxes payable	8	-	51
Total current liabilities	1,235	1,200	1,376
Long-term debt	2,285	2,284	1,787
Other liabilities	793	778	783
Deferred income taxes	68	72	62
Total liabilities	4,381	4,334	4,008

Stockholders’ equity
Preferred stock	-	-	-
Common stock	159	159	159
Additional paid-in capital	984	975	922
Retained earnings	2,883	2,797	2,524
Treasury shares	(2,802)	(2,658)	(2,489)
Accumulated other comprehensive net (loss) income	(547)	(547)	(524)
Stockholders’ equity	677	726	592
Total liabilities and stockholders’ equity	$5,058	$5,060	$4,600